As filed with the Securities and Exchange Commission on March 2, 2017

Registration No. 333-165109

Registration No. 333-158195

Registration No. 333-120350

Registration No. 333-120349

Registration No. 333-106909

Registration No. 333-98775

Registration No. 333-81216

Registration No. 333-30894

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3 Registration Statement No. 333-165109

Form S-3 Registration Statement No. 333-158195

Form S-3 Registration Statement No. 333-120350

Form S-3 Registration Statement No. 333-120349

Form S-3 Registration Statement No. 333-106909

Form S-3 Registration Statement No. 333-98775

Form S-3 Registration Statement No. 333-81216

Form S-3D Registration Statement No. 333-30894

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Equity One, Inc.

(Exact name of registrant as specified in its charter)

Maryland	52-1794271
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Barbara C. Johnston, Esq.

Senior Vice President, General Counsel

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by Equity One, Inc., a Maryland corporation (the “Company”), relates to the following registration statements filed by the Company with the Securities and Exchange Commission (the “SEC”) (collectively, the “Registration Statements”):

•	Registration Statement on Form S-3 filed on February 26, 2010 (Registration Statement No. 333-165109) relating to the registration of 536,601 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);

•	Registration Statement on Form S-3 filed on March 25, 2009 (Registration No. 333-158195) relating to the registration of an indeterminable amount of Common Stock, shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), depository shares each of which represents a fractional interest of a share of the Preferred Stock (the “Depository Shares”), debt securities issued under the indenture dated September 9, 1998 between the Company and SunTrust Bank, as trustee (the “Debt Securities”), guarantees, if any, of the Debt Securities by the Co-Registrants or one or more of the future subsidiaries of the Company (the “Guarantees”) and warrants to purchase Depositary Shares, Debt Securities, Common Stock or Preferred Stock or any combination of those securities (the “Warrants”), with an aggregate initial offering price not to exceed $750,000,000;

•	Registration Statement on Form S-3 filed on November 10, 2004 (Registration No. 333-120350), relating to the registration of 7,500,000 shares of Common Stock;

•	Registration Statement on Form S-3 filed on November 10, 2004 (Registration No. 333-120349), relating to the registration of 734,266 shares of Common Stock;

•	Registration Statement on Form S-3 filed on July 9, 2003 (Registration No. 333-106909), relating to the registration of (a) up to $600,000,000 of shares of Common Stock, Preferred Stock, Depository Shares, Debt Securities and Warrants, and (b) up to $755,027,500 of Guarantees, as amended by Post-Effective Amendment No. 1 on Form S-11, filed on May 16, 2007;

•	Registration Statement on Form S-3 filed on August 27, 2002 (Registration No. 333-98775), relating to registration of 5,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), with a proposed maximum aggregate offering price of $67,150,000, as amended by Amendment No. 1 on Form S-3 filed on September 10, 2002, relating to the registration of 5,000,000 shares of Common Stock, with a proposed maximum aggregate offering price of $67,150,000, and by Post-Effective Amendment No. 1 on Form S-3D dated September 13, 2002, relating to the registration of 5,000,000 shares of Common Stock, with a proposed maximum aggregate offering price of $67,150,000;

•	Registration Statement on Form S-3 filed on January 23, 2002 (Registration No. 333-81216) relating to the registration of up to $250,000,000 of shares of Common Stock, Preferred Stock, Depository Shares, Debt Securities and Warrants; and

•	Registration Statement on Form S-3D filed on February 22, 2000 (Registration No. 333-30894), relating to the registration of 1,500,000 shares of Common Stock for issuance pursuant to the Equity One, Inc. Dividend Reinvestment and Stock Purchase Plan.

On March 1, 2017, pursuant to the Agreement and Plan of Merger, dated as of November 14, 2016, by and between the Company and Regency Centers Corporation (“Regency”), the Company merged with and into Regency with Regency surviving the merger (the “Merger”).

As a result of the Merger, the offerings of the Company’s securities pursuant to each of the above-referenced Registration Statements have been terminated. In accordance with the undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each of the Registration Statements that remain unissued at the termination of the offerings, the Company hereby removes from registration the securities registered but unissued under each of the Registration Statements. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on March 2, 2017.

Regency Centers Corporation, as successor by merger to Equity One, Inc.

By:	/s/ J. Christian Leavitt
	Name:	J. Christian Leavitt
	Title:	Senior Vice President and Treasurer (Principal Accounting Officer)

No other person is required to sign this Post-Effective Amendment No.1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.